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                                                                    EXHIBIT 99.K


            GENERAL PARTNER OF FIDELITY INVESTORS LIMITED PARTNERSHIP
                  AND FIDELITY INVESTORS II LIMITED PARTNERSHIP
                  AND DIRECTORS AND EXECUTIVE OFFICERS THEREOF

            Fidelity Investors Limited Partnership ("FILP") and Fidelity Investors II Limited Partnership ("FILP II") are private equity funds. FILP and FILP II are limited partnerships of which Fidelity Investors Management, LLC ("FIM") is the general partner. The following table sets forth the name and present principal occupation or employment of the directors and executive officers of FIM. Each person is a citizen of the United States with a principal business address of 82 Devonshire Street, Boston, MA 02109. To the knowledge of IMS Health Incorporated, none of the individuals set forth below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years. None of the individuals set forth below has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction during the last five years as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

 Name                             Present Principal Occupation or Employment
 ----                             ------------------------------------------

FIDELITY INVESTORS MANAGEMENT, LLC
----------------------------------

 James C. Curvey                  Director of FIM. President and Chief Operating
                                  Officer of FMR Corp. and Director of FMR Corp.

 Donald S. Heaton                 Vice President and Treasurer of FIM. Senior
                                  Vice President, Finance of Fidelity Ventures.

 Timothy T. Hilton                Director of FIM. President of Fidelity
                                  Ventures.

 Edward C. Johnson 3d             Chairman of the Board of FIM. Chairman of the
                                  Board and Chief Executive Officer of FMR Corp.
                                  and Director of FMR Corp.

 John J. Remondi                  President of FIM. Managing Director of
                                  Fidelity Ventures. Vice President of FCA.

 David C. Weinstein               Vice President of FIM. Executive Vice
                                  President and Chief of Administration and Government Affairs of FMR Corp.